Exhibit 99.1

Stronghold Announces Bitcoin Mining Update
and Frontier Managed Services Agreement

NEW YORK, October 13, 2023 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, or the “Company”) today provided the following updates regarding its operations and financial performance:

Bitcoin Mining Update

Stronghold mined 196 Bitcoin in September 2023 and generated approximately $0.2 million in energy revenue, which represents the equivalent of approximately 7 additional Bitcoin based on the average price of Bitcoin during the month of September. This equates to approximately 203 of Bitcoin-equivalent production in September 2023 compared to approximately 235 in August 2023. The Company experienced an unplanned outage during September 2023 at its Scrubgrass power plant (the “Scrubgrass Plant”) that affected both its plant operations and data center operations. The Company elected to extend the outage at the Scrubgrass Plant due to low power prices in an effort to conduct additional maintenance. The data center located at the Scrubgrass Plant returned to full operations after seven days, importing power from the PJM Interconnection LLC (“PJM”) grid. Once the data center at the Scrubgrass Plant resumed operations, hash rate finished the month at approximately 3.5 exahash per second (“EH/s”), the Company’s all-time-high hash rate, up approximately 15% versus the August 2023 exit hash rate. As the outage at the Scrubgrass Plant continues, PJM recently requested that the Company reduce its imports to 10 to 20 megawatts for an estimated 10-day period starting on October 11, 2023, in order to perform transmission line work in the area. Stronghold intends to cooperate with the PJM import directive. Stronghold plans to start the Scrubgrass Plant imminently in order to resume full data center output while minimizing the impact of the PJM directive. Stronghold expects October 2023 Bitcoin production to be in the range of 205 to 215 Bitcoin, excluding any electricity sales, and the Company continues to expect over 20% average hash rate growth in the fourth quarter of 2023 when compared to the third quarter of 2023.

Frontier Managed Services Agreement

Stronghold has been focused on the optimization of its data centers following the receipt of the Bitcoin miners to reach its previously announced 4 EH/s target. This has included working with Frontier Mining, an industry-leading Bitcoin mining data center management company, in a temporary consulting capacity regarding a thorough assessment of the opportunity to maximize data center revenue opportunities. On October 13, 2023, Stronghold Digital Mining LLC (“Stronghold LLC”), a wholly owned subsidiary of the Company, and Frontier Outpost 8, LLC (“Frontier”) entered into a Managed Services Agreement (the “MSA”) pursuant to which Frontier is to provide certain services, including monitoring, operating, and maintaining the Company’s wholly owned data centers located at each of the Panther Creek power plant (the “Panther Creek Plant”) and the Scrubgrass Plant.

“We are excited to partner with Frontier to enhance all aspects of our data centers and optimize Bitcoin production,” said Greg Beard, the chairman and chief executive officer of Stronghold. We have known the Frontier team for years and admire their mining expertise, management team, and hands-on approach to operations, and we expect to move closer toward industry-leading uptime in the near term. Part of Frontier’s compensation under the MSA is equity in Stronghold, which we believe aligns Stronghold and Frontier for the foreseeable future while also signaling Frontier’s confidence in our vertically integrated business model, as we head into the Bitcoin halving that is projected to take place in April 2024.”

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Investor Contact:
Matt Glover or Alex Kovtun
Gateway Group, Inc.
SDIG@gateway-grp.com
1-949-574-3860

Media Contact
contact@strongholddigitalmining.com

Cautionary Statement Concerning Forward-Looking Statements:

Certain statements contained in this press release, including guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: the recent restructuring of the Company’s debt and the performance and satisfaction of various obligations under the agreements entered into in order to effect such restructuring of debt; the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions; our substantial indebtedness and its effect on our results of operations and our financial condition; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure and install crypto asset mining equipment, including from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to remain listed on a stock exchange and maintain an active trading market; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on April 3, 2023 and in our subsequently filed Quarterly Reports on Form 10-Q. Any forward-looking statement or guidance speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements or guidance, whether because of new information, future events, or otherwise.